Execution Version

NATIONAL MENTOR HOLDINGS, INC.
313 Congress Street
Boston, MA 02210

April 12, 2016

Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attention: Vanessa Kurbatskiy

Re: Amendments to Credit Agreement and Account Pledge Agreement

Reference is hereby made to the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among National Mentor Holdings, Inc. (the “Borrower”), Barclays Bank PLC (“Barclays”), as administrative agent (the “Administrative Agent”), each Lender from time to time party thereto, and the other parties thereto. Capitalized terms used but not defined herein having the meaning provided in the Credit Agreement.

It is understood and agreed that the Administrative Agent and Barclays, as Issuing Lender of Institutional Letters of Credit, shall permit the Borrower to move the Institutional L/C Collateral Account from Barclays to Bank of America, N.A. Accordingly, by their signatures to this letter agreement (this “Agreement”), each of the undersigned have agreed to a corrective amendment of the Credit Agreement and an amendment of that certain Cash Collateral Account Pledge Agreement, dated as of January 31, 2014 (the “Account Pledge Agreement”) between the Borrower and Barclays, as set forth below.

1.The definitions of “Institutional L/C Collateral Account” and “Institutional L/C Collateral Account Agreement” set forth in Section 1.1 of the Credit Agreement are each amended and restated in their entirety as follows:

“Institutional L/C Collateral Account”: a blocked account maintained at Bank of America, N.A., or one of its affiliates, or otherwise, a depositary bank mutually satisfactory to the Borrower and the Issuing Lender of Institutional Letters of Credit, that has been funded with the proceeds of cash from the Borrower, and subject to the Institutional L/C Collateral Account Agreement and under the control of such Issuing Lender pursuant to the terms thereof.

“Institutional L/C Collateral Account Agreement”: an agreement among, and in form and substance satisfactory to, the Issuing Lender of Institutional Letters of Credit, the Administrative Agent, the Borrower and the applicable depositary bank, which shall provide for, among other things, the administration of the Institutional L/C Collateral Account and the granting and perfection of the Issuing Lender’s Lien on the Institutional L/C Collateral Account, the amounts therein, and the proceeds and products thereof.

2.	The Account Pledge Agreement is amended as follows:

(i)Section 2(a) of the Account Pledge Agreement is amended and restated in its entirety as follows: “(a) Bank has established and shall maintain at Bank of America, N.A. (or one of its affiliates, or otherwise, a depositary bank mutually satisfactory to the Account Party and the Bank) a collateral account identified as Account No. __________ (the “Institutional L/C Collateral Account”).”

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(ii)Section 4 of the Account Pledge Agreement is deleted in its entirety and replaced with the following: “Reserved.”

(iii)Section 5(b) of the Account Pledge Agreement is amended and restated in its entirety as follows: “(b) Upon payment in full of all of the LC Obligations and the cancellation or backstop (in amounts and on terms reasonably satisfactory to the Bank) of the Institutional Letter of Credit, this Agreement shall terminate and, if Bank has exercised control over the Institutional L/C Collateral Account, the Bank shall distribute the funds then on deposit and the securities held in the Institutional L/C Collateral Account to the Account Party; provided however, that the Account Party may choose to withdraw any amounts held in the Institutional L/C Collateral Account so long as the Institutional L/C Collateral Account continues to contain at least 103% of the face amount of all outstanding Institutional Letter of Credit as reduced by any draw on any such Institutional Letter of Credit that has been fully reimbursed.”

(iv)Section 6(b) of the Account Pledge Agreement is amended and restated in its entirety as follows: “(b) This Agreement, when taken together with the execution by all parties thereto of the Pledged Collateral Account Control Agreement, is effective to create a valid lien on and first-priority security interest in the Institutional L/C Collateral, subject to no prior lien or security interest or to any agreement purporting to grant to any third party a prior lien or security interest on the property or assets of the Account Party which would include such funds, other than Liens permitted pursuant to Section 7.3(a), (j) or (cc) of the Credit Agreement. Upon entering into this Agreement and the Pledged Collateral Account Control Agreement and the making of deposits in the Institutional L/C Collateral Account, all action reasonably necessary to perfect such lien and security interest will have been duly taken.”

(v)Section 7(b) of the Account Pledge Agreement is amended and restated in its entirety as follows: “(b) The Account Party agrees that it will not create or permit to exist any lien upon or with respect to the Institutional L/C Collateral Account or any funds held therein, except as provided in or contemplated by this Agreement. or Liens permitted pursuant to Section 7.3(a), (j) or (cc) of the Credit Agreement.”

(vi)The last paragraph of Section 9 of the Account Pledge Agreement is amended and restated in its entirety as follows:

“with a copy to:
Paul Hastings LLP
Prior to May 2, 2016:
75 East 55th Street
New York, NY 10022
On and after May 2, 2016:
200 Park Avenue
New York, NY 10166
Attention: John Cobb, Esq.
Telecopy: (212) 318-6959
Telephone: (212) 230-5169
e-mail: johncobb@paulhastings.com”.

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It is further understood and agreed that the Credit Agreement and any other relevant Loan Document may be amended with the consent of the Administrative Agent (and without the need to obtain the consent of any other Lender) solely for corrective purposes, to cure ambiguities or defects in accordance with the modifications to the Credit Agreement set forth in this Agreement, or to cause such Loan Documents to be consistent with the Credit Agreement as modified by this Agreement.

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This Agreement shall become effective on the date on which the Administrative Agent receives an executed signature page hereto from each of the parties hereto. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

[Signature pages to follow]

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Very truly yours,

NATIONAL MENTOR HOLDINGS, INC., as Borrower

By:	/s/ Denis M. Holler
Name:	Denis M. Holler
Title:	Chief Financial Officer

[Signature to Letter Agreement]

BARCLAYS BANK, PLC, as Administrative Agent and Issuing Lender

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

[Signature to Letter Agreement]